Exhibit 3.17

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ELIXIR ACQUISITION CORP.

(Pursuant to Sections 241 and 245 of the
General Corporation Law of the State of Delaware)

ELIXIR ACQUISITION CORP., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is Elixir Acquisition Corp., and that this corporation was originally incorporated pursuant to the DGCL on August 8, 2011.

2.                                      That the Board of Directors of the corporation duly adopted resolutions to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation, which resolution setting forth the amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST                                                          The name of the corporation is CamelBak Acquisition Corp. (referred to herein as the “Corporation”).

SECOND                                           The registered office of the Corporation to be located in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.  The name of the registered agent at such address is The Corporation Trust Company.

THIRD      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH                                         This Corporation is authorized to issue two classes of stock designated as common stock, $0.01 par value per share (“Common Stock”) and preferred stock, $0.01 par value per share (“Preferred Stock”).  The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Twelve Thousand Five Hundred (12,500) shares of stock classified as follows: Ten Thousand Five Hundred (10,500) shares of Common Stock and Two Thousand (2,000) shares of Preferred Stock.

1.                                      Common Stock.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.                                      Preferred Stock.  The Preferred Stock authorized by these Articles may be issued in one or more series.  The first series shall consist of One Thousand (1,000) shares of Series A

Convertible Preferred Stock, $0.01 par value (the “Convertible Preferred Stock”).  The second series shall consist of One Thousand (1,000) shares of 11% Series B Cumulative Redeemable Preferred Stock, $0.01 par value (the “Redeemable Preferred Stock”).

FIFTH        The rights and privileges of the Common Stock are as follows.

1.                                      Dividends.  From and after the date of issuance, the holders of shares of outstanding Common Stock shall be entitled to receive dividends on the Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose (“Legally Available Funds”).  All holders of Common Stock shall share ratably, in accordance with the number of shares held by each such holder, in all dividends or distributions on the Common Stock in payable in cash, in property or in securities (other than Common Stock) of the Corporation.

2.                                      Subdivisions and Combinations of Shares.  The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by stock split, stock dividend or otherwise) the outstanding shares of Common Stock unless the outstanding shares of any other series are proportionately subdivided or combined.

3.                                      Liquidation.  Subject to the rights of the holders of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, the assets of the Corporation legally available for distribution to the holders of Common Stock shall be distributed ratably in proportion to the number of shares of Common Stock owned by each such holder.

4.                                      Voting Rights.  Except as otherwise provided herein or as required by law, the holder or holders of Common Stock, together with such other holders of capital stock entitled to vote thereon, shall vote as one class on all matters on which the holders of Common Stock are entitled to vote.  The holder or holders of each share of Common Stock shall be entitled to one vote for each share of Common Stock held of record.

5.                                      Redemption.  The Common Stock is not redeemable.

SIXTH       As used herein, a reference to ‘Preferred Stock” shall be a reference to shares of each series of Preferred Stock collectively, as the same may be issued from time to time.  The powers, preferences, rights, qualifications, limitations and restrictions of the Convertible Preferred Stock and the Redeemable Preferred Stock are as follows:

1.                                      Convertible Preferred Stock.

(a)                                 Ranking.  The Convertible Preferred Stock and the Redeemable Preferred Stock shall rank on a parity with each other with respect to dividend rights and rights on liquidation, dissolution or winding up, and shall rank senior to all other equity securities of the Corporation, and any other series or class of Preferred Stock, Common Stock or other capital stock, now or hereafter authorized.

(b)                                 Dividends and Distributions.

(i)                                     Dividends.  The holders of shares of Convertible Preferred Stock shall be entitled to receive dividends, as, when and if declared by the Board of Directors, out of Legally Available Funds.

(ii)                                  Dividends Pro Rata.  All dividends paid with respect to shares of Convertible Preferred Stock shall be paid pro rata to the holders entitled thereto.  If the Legally Available Funds shall be insufficient for the payment of the entire amount of cash dividends payable at any dividend payment date, such funds shall be allocated pro rata for the payment of dividends with respect to the shares of Convertible Preferred Stock based upon the aggregate Liquidation Preference of the outstanding shares of Convertible Preferred Stock.  For the purpose hereof, (1) “Liquidation Preference” shall mean, with respect to each share of Convertible Preferred Stock, an amount equal to the Original Issue Price per share of Convertible Preferred Stock plus an 11% per annum return, compounded quarterly from the Original Issue Date of such shares to the final date of distribution or Conversion Date (as defined in Section 2(b)(ii)), and (2) “Original Issue Price” shall mean $69,018.40 (subject to appropriate adjustment as set forth in Section 1(e)(iv) below).

(iii)                               Certain Restrictions.

(A)                               Cash dividends on the Convertible Preferred Stock may not be declared, paid or set apart for payment if (a) the Corporation is not solvent or would be rendered insolvent thereby or (b) the terms and provisions of any law, or any agreement of the Corporation relating to the Corporation’s indebtedness for borrowed money, specifically prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a violation or breach thereof or a default thereunder.

(B)                               The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to or purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could make such distribution or purchase or otherwise acquire such shares at such time and in such matter.

(c)                                  Voting Rights.  In addition to any voting rights provided by law, the holders of shares of Convertible Preferred Stock shall have the following voting rights:

(i)                                     Except as otherwise required by applicable law, each share of Convertible Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders called for the purpose or by written consent, on all matters voted on by holders of Common Stock voting together as a single class with the other holders of the Common Stock and with holders of all other shares entitled to vote thereon.  With respect to any such vote, each share of Convertible Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast assuming that such shares of Convertible Preferred Stock had been converted, on the record date for determining the stockholders of the Corporation eligible to vote on any such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, into the maximum number of shares of Redeemable Preferred Stock and Common Stock into which such shares of Convertible Preferred Stock are then convertible as provided in Section 1(e).

(ii)                                  Notwithstanding any other paragraph or provision hereof, none of the following actions may be taken, directly or indirectly, by the Corporation or any of its Subsidiaries, without the approval of the holders of at least seventy-five percent (75%) of the voting power of all issued and outstanding shares of Convertible Preferred Stock and Redeemable Preferred Stock voting together as a single class, in person or by proxy, at a special or annual meeting called for the purpose or by written consent:

(A)                               The adoption of an amendment, restatement or modification of the Certificate of Incorporation, By-laws or other governance documents which could adversely affect the rights of the holders of the Convertible Preferred Stock or Redeemable Preferred Stock;

(B)                               any merger, consolidation or other business combination which adversely effects the rights of the holders of the Convertible Preferred Stock or Redeemable Preferred Stock as set forth in the Certificate of Incorporation, By-laws or other governance documents in effect immediately before such merger, consolidation or other business combination;

(C)                               The declaration or payment of any dividend or making of any distribution on or with respect to the Common Stock or any other capital stock (other than Convertible Preferred Stock and Redeemable Preferred Stock);

(D)                               Except as permitted herein, the purchase, redemption or retirement, directly or indirectly, or any shares of capital stock or other equity securities (or any securities convertible or exchangeable into such securities);

(E)                                The authorization, creation or issuance of any shares of capital stock or other securities which could adversely affect, or are ranked prior to or are pari passu with, Convertible Preferred Stock and Redeemable Preferred Stock, other than shares of Convertible Preferred Stock and Redeemable Preferred Stock issued in accordance with paragraph (C) above; or

(F)                                 A voluntary dissolution, liquidation or winding up.

(d)                                 Liquidation, Dissolution or Winding Up.

(i)                                     In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Common Stock or of any other capital stock ranking in any such event junior to the Convertible Preferred Stock and Redeemable Preferred Stock, the holders of shares of Convertible Preferred Stock shall be entitled to be paid out of assets legally available for distribution to the stockholders of the Corporation an amount equal to the amount that the holders of shares of Convertible Preferred Stock would be entitled to receive in connection with such liquidation, dissolution or winding up if all of the holders of Convertible Preferred Stock had converted their shares into Common Stock and Redeemable Preferred Stock immediately prior to any relevant record date of payment in connection with such liquidation, dissolution or winding up, before any payment or distribution is made to any class or series of capital stock ranking junior to the Convertible Preferred Stock and Redeemable Preferred Stock.  Upon completion of the aforesaid distribution, subject to the rights of series of Preferred Stock which from time to time come into existence, the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed among the holders of Common Stock in accordance with Section 4 of ARTICLE FIFTH.

(ii)                                  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Convertible Preferred Stock and Redeemable Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Convertible Preferred Stock and Redeemable Preferred Stock shall be distributed among the and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(iii)                               Certain Exceptions.  A consolidation or merger of the Corporation resulting in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction owning or controlling a majority of the voting securities of the continuing or surviving entity immediately following such transaction shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 1(d).

(e)                                  Conversion.

(i)                                     Stockholders’ Right To Convert.  All of the outstanding Convertible Preferred Stock shall be converted, at the option of two-thirds of the holders thereof voting as a class (each share entitled to one vote), at any time, or from time to time, with each share of Convertible Preferred Stock convertible into

Conversion Units (as defined below), at the rate of one Conversion Unit for one share of Convertible Preferred Stock.  A “Conversion Unit” shall consist of (i) one (1) share of Common Stock, subject to adjustment as provided in Section 1(e)(iv), and (ii) 1.38957 shares of Redeemable Preferred Stock (subject to appropriate adjustment as set forth in Section 1(e)(iv) below).  The option to convert into Conversion Units shall be exercised by (i) giving written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Redeemable Preferred Stock and Common Stock issuable upon conversion are to be issued and (ii) surrendering for such purpose to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Convertible Preferred Stock, Redeemable Preferred Stock and Common Stock, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer.  At the time of the surrender referred to in clause (ii) above, the Person whose name any certificate for shares of Common Stock and Redeemable Preferred Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock and Redeemable Preferred Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock and Redeemable Preferred Stock shall not then be actually delivered to such Person.

(ii)                                  Automatic Conversion.  Immediately prior to, and conditioned upon, the closing of an Organic Transaction, each outstanding share of Convertible Preferred Stock shall automatically be converted into Conversion Units, at a rate of one Conversion Unit for one share Convertible Preferred Stock (subject to appropriate adjustment as set forth in Section 1(e)(iv) below).  Immediately thereafter, each holder of Convertible Preferred Stock shall be deemed to be the holder of record of the Redeemable Preferred Stock and Common Stock issuable upon conversion of such holder’s Convertible Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Redeemable Preferred Stock or Common Stock shall not then be actually delivered to such holder.  Upon written notice from the Corporation, each holder of Convertible Preferred Stock so converted shall promptly surrendered to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Convertible Preferred Stock, Redeemable Preferred Stock and Common Stock, certificates representing the shares so converted, duly endorsed in blank or accompanied by proper instruments of transfer.  On the date of such automatic conversion, all rights with respect to the shares of Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of holders thereof to (A) receive certificates for the number of shares of Common Stock and Redeemable Preferred Stock into which such shares of Convertible Preferred Stock have been converted, (B) the payment of any declared by unpaid dividends thereon as provided in Section 1(e)(iii) below and (C) exercise the rights to which they are entitled as holders of Common Stock and Redeemable Preferred Stock.

For the purpose hereof, the term (1) “Organic Transaction” means (w) the sale, lease, exchange, transfer or other disposition (including without limitation, by merger, consolidation or otherwise) of assets constituting all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to a Person or group of Persons, (x) any merger, consolidation, sale of stock or other business combination that results in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction beneficially owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction and/or (y) a transaction resulting in any Person or Persons acting together or which would constitute a “group” for the purposes of Section 13(d) of the Exchange Act, together or with any Affiliates thereof, other than any of the holders of the Common Stock, the holders of the Convertible Preferred Stock, and the holders of the Redeemable Preferred Stock, as of the Issue Date of the first share of Convertible Preferred Stock issued, and their respective Affiliates, beneficially owning (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, at least 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of Directors of the Corporation; and (2) “Affiliate” shall have the meaning assigned to that term of Regulation 12b-2 promulgated under the Exchange Act.

(iii)                               Declared Dividends.  If conversion pursuant to Section 1 (e)(i) or (ii) occurs at a time when there are any declared but unpaid dividends or other amounts due on the shares of Convertible Preferred Stock, such dividends and other amounts shall be paid in full.

(iv)                              Adjustment For Certain Events.  If the Corporation shall, at anytime or from time to time, (a) declare a dividend on the Preferred Stock or Common Stock payable in shares of its capital stock (including Common Stock), (b) subdivide the outstanding Preferred Stock or Common Stock, (c) combine the outstanding Preferred Stock or Common Stock into a smaller number of shares or (d) issue any shares of its capital stock in a reclassification of the Preferred Stock or Common Stock, then in each such case, the number of shares of Preferred Stock and/or Common Stock, as applicable, constituting part of a Conversion Unit at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification and the number and kind of shares of Preferred Stock and/or Common Stock issuable on such date shall be proportionately adjusted so that, in connection with a conversion of the shares of Convertible Preferred Stock after such date, the holder of such shares of Convertible Preferred Stock shall be entitled to receive the aggregate number and kind of shares of capital stock which, if the conversion had occurred immediately prior to such date, the holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

(v)                                 Reservation of Common Stock and Redeemable Preferred Stock.  The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Convertible Preferred Stock the maximum number of each of its authorized but unissued shares of Common Stock and Redeemable Preferred Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Convertible Preferred Stock into Conversion Units and shall take all action required to increase the authorized number of shares of Common Stock or Redeemable Preferred Stock, as the case may be, if at any time there shall be insufficient authorized but unissued shares of Common Stock or Redeemable Preferred Stock, as the case may be, to permit such reservation or to permit the conversion of all outstanding shares of Convertible Preferred Stock.

(vi)                              No Conversion Charge or Tax.  The issuance and delivery of certificates for shares of Common Stock and Redeemable Preferred Stock upon the conversion of shares of Convertible Preferred Stock shall be made without charge to the holder of shares of Convertible Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance of delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

(vii)                           No Amendment of Certificate of Incorporation.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any term of the Certificate of Incorporation, but will at all times in good faith assist in carrying out of all such terms and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Convertible Preferred Stock against dilution or other impairment.  Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Convertible Preferred Stock, (b) will at all times reserve and keep available the maximum number of its authorized shares of Common Stock, free from all preemptive rights therein, which will be sufficient to permit the full conversion of the Convertible Preferred Stock, and (c) will take such action as may be necessary or appropriate in order that all shares of Common Stock as may be issued pursuant to the conversion of the Convertible Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof.

(viii)                        Certain Events.  In case at any time prior to the conversion of all of the Convertible Preferred Stock:

(A)                               the Corporation shall authorize the granting to all the holders of Common Stock of rights to subscribe for or purchase any shares of stock of any class or of any other rights; or

(B)                               there shall be any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock); or

(C)                               there shall be any capital reorganization by the Corporation or any recapitalization; or

(D)                               there shall be an Organic Transaction or an Initial Public Offering; or

(E)                                there shall be voluntary or involuntary dissolution, liquidation and winding up by the Corporation or dividend or distribution to holders of Common Stock; or

(F)                                 any other event described in Section 1(e)(iv);

then in any one or more of said cases, the Corporation shall cause to be delivered to the holders of Convertible Preferred Stock, at the earliest practicable time (and, in any event, not less than 15 calendar days before any record date or the date set for definitive action or the date of the consummation of any applicable transaction), written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up or other transaction shall take place, as the case may be.  Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the kind and amount of the shares of stock and other securities and property deliverable upon conversion of the Convertible Preferred Stock.  Such notice shall also specify the date, if known, as of which the holders of record of the Common Stock shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their shares of the Common Stock for securities or other property (including cash) deliverable upon such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up or other transaction, as the case may be.

(f)                                   Status on Conversion or Redemption.  Upon any conversion or redemption of shares of the Convertible Preferred Stock, the shares so converted or redeemed shall be canceled.

2.                                      Redeemable Preferred Stock.

(a)                                 Ranking.  The Redeemable Preferred Stock and the Convertible Preferred Stock shall rank on a party with respect to dividend rights and rights on liquidation, dissolution or winding up, and shall rank senior to all other equity securities of the Corporation, and any other series or class of the Corporation’s preferred or common stock, now or hereafter authorized.

(b)                                 Dividends and Distributions.

(i)                                     Dividends.  The holder of outstanding shares of Redeemable Preferred Stock shall be entitled to receive dividends, as, when and if declared by the Board of Directors, out of Legally Available Funds.

(ii)                                  Accrued Dividends: Record Date.  Dividends payable on each share of Redeemable Preferred Stock shall begin to accrue and accumulate (whether or not declared) from the date of Conversion of the Convertible Preferred Stock (the “Conversion Date”) at an annual rate equal to 11% of the Liquidation Preference attributable to such share of Redeemable Preferred Stock (calculated by dividing the Liquidation Preference accrued as of the Conversion Date by the number of shares of Redeemable Preferred Stock into which one share of Convertible Preferred Stock is convertible) calculated on the basis of a 365-day year, and shall accrue and accumulate on a daily basis and compound on a quarterly basis (to the extent not otherwise declared and paid as set forth above), in each case whether or not declared.  Dividends shall be paid in a manner provided in Section 2(b)(iii).  The Board of Directors may fix a record date for the determination of holders of shares of Redeemable Preferred Stock entitled to receive payment of any dividends payable pursuant to Section 2(b)(i), which record date shall not be more than 60 days nor less than 10 days prior to the applicable dividend payment date.

(iii)                               Payment.  All dividends on Redeemable Preferred Stock shall be payable in cash out of Legally Available Funds.  Upon the occurrence of either (a) a consolidation, merger or other business combination or recapitalization or refinancing of the Corporation resulting in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction, or (b) a sale, lease, exchange, transfer or other disposition (including, without limitation, by merger, consolidation or otherwise) of assets constituting all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to a Person or group of Persons, all unpaid accrued or accumulated dividends on Redeemable Preferred Stock shall be immediately due and payable.

(iv)                              Intentionally Omitted.

(v)                                 Fractional Shares.  Fractional shares of Redeemable Preferred Stock shall be issued to the extent necessary to convert shares of Convertible Preferred Stock pursuant to Section 1(e).  Each fractional share of Redeemable Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Redeemable Preferred Stock and all of such dividends with respect to such outstanding fractional shares of Redeemable Preferred Stock shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for herein with respect to dividends on each outstanding share of Redeemable Preferred Stock.

(vi)                              Dividends Pro Rata.  All dividends paid with respect to shares of Redeemable Preferred Stock shall be paid pro rata to the holders entitled thereto.  If the Legally Available Funds shall be insufficient for the payment of the entire amount of cash dividends payable at any dividend payment date, such funds shall be allocated pro rata for the payment of dividends with respect to the shares of Redeemable Preferred Stock based upon the aggregate Redeemable Liquidation Preference of the outstanding shares of Redeemable Preferred Stock.

(vii)                           Certain Restrictions.

(A)                               Cash dividends on the Redeemable Preferred Stock may not be declared, paid or set apart for payment if (a) the Corporation is not solvent or would be rendered insolvent thereby or (b) the terms and provisions of any law, or any agreement of the Corporation relating to the Corporation’s indebtedness for borrowed money, specifically prohibit such declaration, payment or setting apart for payment or provided that such declaration, payment or setting apart for payment would constitute a violation or breach thereof or a default thereunder.

(B)                               The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to make any distribution with respect to or purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

(c)                                  Voting Rights.

(i)                                     Except as otherwise provided herein or as required by law, the holder or holders of Redeemable Preferred Stock, together with such other holders of capital stock entitled to vote thereon, shall vote with holders of Common Stock, together as one class on all matters on which the holders of Common Stock are entitled to vote and shall vote with holders of Convertible Preferred Stock, together as one class on all matters on which the holders of Convertible Preferred Stock are entitled to vote.  The holder or holders of each share of Redeemable Preferred Stock shall be entitled to one vote for each share of Redeemable Preferred Stock held of record.

(ii)                                  If the Corporation shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including, and Stock), (b) subdivide the outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares or (d) issue any shares of its capital stock in a reclassification of the Common Stock, then in each such case, the number of votes per share of Redeemable Preferred Stock issuable or outstanding on such date shall be proportionately adjusted so that, in connection with a conversion of the shares of Convertible Preferred Stock after such date, or, with respect outstanding shares of Redeemable Preferred Stock as of such date, the holder of such shares of Redeemable Preferred Stock shall be entitled to the aggregate number of votes per share of Redeemable Preferred Stock which, if the conversion had occurred immediately prior to such date, the holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

(d)                                 Liquidation, Dissolution or Winding Up.

(i)                                     In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Common Stock or of any other capital stock ranking in any such event junior to the Redeemable Preferred Stock, the holders of shares of Redeemable Preferred Stock shall be entitled to be paid out of assets legally available for distribution to the stockholders of the Corporation an amount equal to the Redeemable Liquidation Preference with respect to each share of Redeemable Preferred Stock, before any payment or distribution is made to any class or series of capital stock ranking junior to the Redeemable Preferred Stock and Convertible Preferred Stock.  Upon completion of the aforesaid distribution, subject to the rights of series of Preferred Stock which from time to time come into existence, the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed among the holders of Common Stock in accordance with Section 4 of ARTICLE FIFTH.

(ii)                                  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Redeemable Preferred Stock and the Convertible Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Redeemable Preferred Stock and the Convertible Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(iii)                               A consolidation or merger of the Corporation resulting in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction owning or controlling a majority of the voting securities of the continuing or surviving entity immediately following such transaction, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2(d).

(e)                                  Redemption.  The Corporation shall, as provided below, redeem the shares of Redeemable Preferred Stock.

(i)                                     Redemption Date.  The provisions of this Section 2(e)(i) shall apply only to Redeemable Preferred Stock and shall not have any application to shares contained in a Conversion Unit until such time, and only at such time, as the Convertible Preferred Stock shall be converted into a Conversion Unit pursuant to Section 1(e)(i).  On the earlier of (i) the closing of an Initial Public Offering, an Organic Transaction or a recapitalization (a “Mandatory Redemption Date”), or (ii) such date that the Corporation, in its sole discretion provided it has sufficient Legally Available Funds, delivers a notice to holders of Redeemable Preferred Stock that it is exercising its right to redeem the Redeemable Preferred Stock (an “Optional Redemption Date” and, together with a Mandatory Redemption Date, a “Redemption Date”), then each outstanding share of Redeemable Preferred Stock shall be redeemed (unless otherwise prevented by law), at a redemption price per share equal to 100% of the Redeemable Liquidation Preference for such Redeemable Preferred Stock, plus any declared but unpaid dividends on the Convertible Preferred Stock specified in Section 1(e)(iii) hereof.  The total sum payable per share of Redeemable Preferred Stock to be redeemed (the “Redeemed Shares”) on the Redemption Date is hereinafter referred to as the “Redemption Price,” and the payment to be made on the Redemption Date for the Redeemed Shares is hereinafter referred to as the “Redemption Payment.” Upon written notice from the Corporation, each holder of Redeemable Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Redeemable Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer.  The term “Redeemable Liquidation Preference” shall mean with respect to each share of Redeemable Preferred Stock, an amount equal to the greater of

(A)                               the sum of (i) $49,668.87 (subject to appropriate adjustment as set forth in Section 1(e)(iv) above and assuming conversion of all shares of Convertible Preferred Stock pursuant to Section 1(e) of this ARTICLE) (the “Redemption Principal Amount”), plus (ii) the greater of (X) and (Y), where:

(X)                               is an amount equal to the sum of (i) the unpaid accrued or accumulated dividends (whether or not declared) on such share of Redeemable Preferred Stock, plus (ii) an amount equal to (x) the Liquidation Preference attributable to such share of Redeemable Preferred Stock (calculated by dividing the Liquidation Preference by the number of shares of Redeemable Preferred Stock into which one share of Convertible Preferred Stock is convertible), less (y) the Original Issue Price attributable to such share of Redeemable Preferred Stock (calculated by dividing the Original Issue Price by number of shares of Redeemable Preferred Stock into which one share of Convertible Preferred Stock is convertible), and

(Y)                               is $2,789.86 (subject to appropriate adjustment as set forth in Section 1(e)(iv) above); and

(B)                               an amount such that all shares of Redeemable Preferred Stock shall receive in the aggregate an amount equal to ten percent (10%) of the fair market value of all equity of the Corporation immediately prior to the redemption; provided that if the Redeemable Liquidation Preference is calculated in connection with a Redemption Date that does not arise from an Organic Transaction or does not otherwise provide a fair market enterprise value of the Corporation, then (B) above shall equal ten percent (10%) of the sum of (x) the product of (i) 7.5 multiplied by (ii) EBITDA of the Corporation for the trailing twelve month period immediately preceding the Redemption Date, less (y) Debt.

The terms (1) “Initial Public Offering” shall mean the sale in an underwritten offering by the Corporation of its Common Stock pursuant to a registration statement on Form S-1 or otherwise under the Securities Act; (2) “EBITDA” and “Debt” shall have the meanings given to such terms in that certain Credit Agreement, dated as of August 24, 2011 (as amended, restated or otherwise modified from time to time), made and entered into by and among CamelBak Products, LLC, CamelBak International, LLC, and Compass Group Diversified Holdings LLC, a Delaware limited liability company.

(ii)                                  Termination of Rights.  Except as set forth in Section 2(e)(i) and (iii), on and after the Redemption Date all rights of any holder of Redeemable Preferred Stock shall cease and terminate; and such Redeemed Shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of the Redemption Payment for any reason, including, without limitation, the lack of Legally Available Funds therefor, the rights, preferences and privileges of the holders of Redeemable Preferred Stock shall continue to inure to the benefit of the holders of Redeemable Preferred Stock until the Corporation cures such default.

(iii)                               Insufficient Funds for Redemption.  If the funds of the Corporation available for redemption of the Redeemable Preferred Stock by law or otherwise (including, without limitation, pursuant to provisions of the Purchase Agreement or any documents associated with the Purchase Agreement, including, without limitation, any subordination agreement executed in connection with any senior indebtedness), on the Mandatory Redemption Date are insufficient to redeem the Redeemed Shares on such date, the holders of Redeemed Shares shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Mandatory Redemption Date were redeemed in full.  The Corporation shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law that prevented the Corporation from paying the Redemption Price and redeeming all of the shares of Redeemable Preferred Stock to be redeemed hereunder.  At any time thereafter when additional funds of the Corporation are available by law for the redemption of shares of Redeemable Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.  In the event that funds are not available by law for the payment in full of the Redemption Price for the shares of Redeemable Preferred Stock to be so redeemed on the Mandatory Redemption Date, then the Corporation shall be obliged to make such partial redemption so that the number of shares of Redeemable Preferred Stock held by each holder shall be reduced in an amount which shall bear the same ratio to the actual number of shares of Redeemable Preferred Stock required to be redeemed on such Mandatory Redemption Date as the number of shares of Redeemable Preferred Stock then held by such holder bears to the aggregate number of shares of Redeemable Preferred Stock then outstanding.  In the event that the Corporation fails to redeem shares of Redeemable Preferred Stock for which redemption is required, then during the period from the Mandatory Redemption Date through the date on which such shares that the Corporation failed to redeem on the Mandatory Redemption Date are actually redeemed, dividends on such shares shall accrue and be cumulative at the annual rate specified in Section 2(b)(ii).

(iv)                              In addition to the foregoing restrictions and limitations on redemption, the Corporation shall not redeem the shares of the Redeemable Preferred Stock in contravention of the terms or provisions of any contract or agreement of the Corporation relating to the Corporation’s indebtedness for borrowed money which specifically prohibits or limits such redemption.

(f)                                   Status of Redemption.  Upon any redemption of shares of the Redeemable Preferred Stock, the shares so redeemed shall be canceled.

SEVENTH In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation.

EIGHTH                                           Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.  The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director shall be limited to the fullest extent permitted by applicable law.

NINTH      The Corporation may, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons whom it may indemnify pursuant thereto and the indemnification provided for herein shall not be deemed exclusive of other rights those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.  The Corporation shall provide indemnification as follows:

1.                                      The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.                                      The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3.                                      Notwithstanding any other provisions of this ARTICLE, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this ARTICLE NINTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.  Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.                                      As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought.  With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee.  After notice from the Corporation to Indemnitee of its election so to assume such defense Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4.  Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this ARTICLE.  The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably come to the conclusion provided for in clause (ii) above.  The Corporation shall not be required to indemnify Indemnitee under this ARTICLE NINTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent.  The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent.  Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.                                      Subject to the provisions of Section 6 of this ARTICLE NINTH, in the event that the Corporation does not assume the defense pursuant to Section 4 of this ARTICLE NINTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this ARTICLE, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this ARTICLE; and further provided that no such advancement of expenses shall be made under this ARTICLE NINTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful.  Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.                                      In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this ARTICLE NINTH, an Indemnitee shall submit to the Corporation a written request.  Any such advancement of expenses shall be made promptly, and in any event within thirty (30) days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation determines within such 30-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this ARTICLE NINTH, as the case may be.  Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors’’), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.                                      The right to indemnification or advancement of expenses as granted by this ARTICLE shall be enforceable by Indemnitee in any court of competent jurisdiction.  Neither the failure of the corporation to have made a determination prior to the commencement of such action that Indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this ARTICLE NINTH that Indemnitee has not met such applicable standard of conduct shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.  Indemmitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8.                                      Notwithstanding anything to the contrary in this ARTICLE, except as set forth in Section 7 of the ARTICLE NINTH, the Corporation shall not indemnify an Indemnitee pursuant to this ARTICLE NINTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.  Notwithstanding anything to the contrary in this ARTICLE, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

9.                                      No amendment, termination or repeal of this ARTICLE or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.                               The indemnification and advancement of expenses provided by this ARTICLE shall not be deemed exclusive of any other rights to which an Indemnitee seeking Indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and :shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee.  Nothing contained in this ARTICLE shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this ARTICLE.  In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this ARTICLE.

11.                               If an Indemnitee is entitled under any provision of this ARTICLE to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees, judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines, or amounts paid in settlement to which Indemnitee is entitled.

12.                               The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

13.                               If this ARTICLE or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each

Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this ARTICLE that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.                               Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

TENTH  The provisions of this ARTICLE are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve officers and directors of the Corporation who are officers or directors of a stockholder, or an affiliate of a stockholder, of the Corporation, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith; provided, however, that nothing in this ARTICLE will prohibit the Corporation’s ability to enter into contractual arrangements with a stockholder, or an affiliate of a stockholder, of the Corporation, which arrangements restrict such stockholder or its affiliate from engaging in activities otherwise allowed by this ARTICLE, and the following provisions shall be subject to any such contractual obligation of the Corporation:

1.                                      Except as any stockholder or its affiliate may otherwise agree in writing, each stockholder of the Corporation and each affiliate of such stockholder shall have the right to, and shall have no duty hereunder to refrain from, engaging in the same or similar activities or lines of business as the Corporation, doing business with any potential or actual customer or supplier of the Corporation, or employing or otherwise engaging any officer or employee of the Corporation.  To fullest extent permitted by law, neither a stockholder, or an affiliate of a stockholder, of the Corporation nor any officer or director thereof shall be liable to the Corporation or its other stockholders for breach of any fiduciary duty by reason of any such activities of such stockholder, or its affiliates, or the participation therein of such stockholder or its affiliate.  In the event that a stockholder or its affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the stockholder, or an affiliate of a stockholder, and the Corporation, the stockholder shall have no duty to Communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its other stockholders a breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that such stockholder or its affiliate pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

2.                                      In the event that a director or officer of the Corporation who is also a director or officer of a stockholder, or an affiliate of a stockholder, of the Corporation acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and such stockholder or its affiliate, to the fullest extent permitted by law, such director or officer of the Corporation (i) shall be deemed to have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, (ii) shall not be liable to the Corporation or its other stockholders for breach of any fiduciary duty by reason of the fact that such stockholder or any of its affiliates pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person (including, without limitation; such stockholder or any of its affiliates) or does not communicate information regarding such corporate opportunity to the Corporation, (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in or not opposed to the best interests of the Corporation, and (iv) shall be deemed not to have breached his or her duty of loyalty to the Corporation or its stockholders and not to have derived an improper benefit therefrom, if such director or officer acts in a manner consistent with the following policy:

(a)                                 A corporate opportunity available to any person who is an officer of the Corporation (whether or not a director), and who is also a director but not an officer of a stockholder, or an affiliate of a stockholder, of the Corporation, shall belong to the Corporation, unless such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of such stockholder or its affiliate, in which case such opportunity shall belong to such stockholder or its affiliate;

(b)                                 a corporate opportunity available to any person who is a director but not an officer of the Corporation, and who is also an officer (whether or not a director) of a stockholder, or an affiliate of a stockholder, of the Corporation shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Corporation, and otherwise shall belong to such stockholder or its affiliate; and

(c)                                  a corporate opportunity available to any person who is an officer or director of both the Corporation and a stockholder, or an affiliate of a stockholder, of the Corporation shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer or director of the corporation, and otherwise shall belong to such stockholder or its affiliate.

3.                                      Any corporate opportunity that belongs to a stockholder of the Corporation or any of its affiliates, on the one hand, or to the Corporation, on the other hand, pursuant to the foregoing the policy shall not be pursued by the other, unless and until the party to whom the opportunity belongs determines not to pursue the opportunity and so informs the other party.  Notwithstanding the preceding sentence, if the party to whom the corporate opportunity belongs does not within a reasonable period of time of receipt of notice of the corporate opportunity, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, then other party may then pursue such opportunity or direct it to another person.

4.                                      Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE.

5.                                      For purposes of this ARTICLE TENTH only:

(a)                                 A director of the Corporation who is Chairman or Vice Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an officer of the Corporation under the bylaws of the Corporation), unless such person is a full-time employee of the Corporation;

(b)                                 (i) The term “Corporation” shall mean the Corporation and its successors by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities in which the Corporation beneficially owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (ii) the term “stockholder” shall mean any stockholder of the Corporation and its successors by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities (other than the Corporation, as defined in accordance with clause (i) of this Section 5(b)); and

(c)                                  The term “corporate opportunity” shall consist of a business opportunity which (i) the Corporation is financially able to undertake, (ii) is, from its nature, in the line or lines of the Corporation’s existing or prospective business and is of practical advantage to it, and (iii) is one in which the Corporation has an interest or reasonable expectancy.

6.                                      The alteration, amendment or repeal of this ARTICLE shall not eliminate or void the effect of this ARTICLE in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ELEVENTH The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

TWELFTH The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed of law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

* * *

3.                                      This corporation has not received any payment for any of its stock.

4.                                      That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 241 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 24th day of August, 2011.

By:	/s/ David Swanson
Name:	David Swanson
Title:	Vice President and Assistant Secretary

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CAMELBAK ACQUISITION CORP.

Dated as of March 5, 2012

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

CamelBak Acquisition Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1.                                      That the name of this Corporation is CamelBak Acquisition Corp. and that the Corporation was originally incorporated under the name “Elixir Acquisition Corp.” pursuant to the DGCL on August 8, 2011 by filing the original certificate of incorporation of the Corporation (the “Original Certificate”) with the Secretary of State of the State of Delaware (the “Secretary of State”).

2.                                      That the Original Certificate was amended and restated by the filing of an amended and restated certificate of incorporation of the Corporation (the “Amended and Restated Certificate”) that was filed with the Secretary of State on August 24, 2011.

3.                                      This Certificate of Amendment (this “Certificate of Amendment”) to the Amended and Restated Certificate has been duly adopted in accordance with Section 141, 228 and 242 of the DGCL.

4.                                      The initial paragraph of Article FOURTH of the Amended and Restated Certificate is hereby amended and restated in its entirety as follows:

“FOURTH   This Corporation is authorized to issue two classes of stock designated as common stock, $0.01 par value per share (“Common Stock”), and preferred stock, $0.01 par value per share (“Preferred Stock”). The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Thirteen Thousand Five Hundred (13,500) shares of stock classified as follows: Eleven Thousand Five Hundred (11,500) shares of Common Stock and Two Thousand (2,000) shares of Preferred Stock.”

5.                                      All other provisions of the Amended and Restated Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation as of the date first above written.

/s/ David P. Swanson
Name: David P. Swanson
Title: Vice President and Assistant Secretary